STOCK PURCHASE AGREEMENT

                            dated as of July 31, 1998

                                      among

                             MITSUCON TECNOLOGIA S/A

                            MITSUCON COMERCIAL LTDA.,

                          MITSUCON INFORMATICA, LTDA.,

                      THE SHAREHOLDERS LISTED ON SCHEDULE A

                                       and

                     INFORMATION MANAGEMENT ASSOCIATES, INC.



                                TABLE OF CONTENTS


1.   PURCHASE, SALE AND TERMS OF SHARES........................................
     1.01   The Company Shares.................................................
     1.02   The Shareholder Shares.............................................
     1.03   Purchase Price and Closing.........................................
     1.04   Use of Proceeds....................................................

2.   REPRESENTATIONS AND WARRANTIES OF COMERCIAL, INFORMATICA,
     THE COMPANY AND EACH SELLING SHAREHOLDER..................................
     2.01   Organization, Standing and Power...................................
     2.02   Authority; Enforceability; No Conflict.............................
     2.03   Capitalization.....................................................
     2.04   Status of Shares...................................................
     2.05   Financial Statements...............................................
     2.06   Liabilities........................................................
     2.07   Indebtedness.......................................................
     2.08   Title to Assets....................................................
     2.09   Actions Pending....................................................
     2.10   Compliance with Law................................................
     2.11   Taxes..............................................................
     2.12   Employee Benefit Plans.............................................
     2.13   No Material Adverse Change.........................................
     2.14   Certain Fees.......................................................
     2.15   Disclosure.........................................................
     2.16   Proprietary Rights.................................................
     2.17   Environmental and Safety Matters...................................
     2.18   Books and Records..................................................
     2.19   Material Agreements................................................
     2.20   Transactions with Affiliates.......................................
     2.21   Securities Laws....................................................
     2.22   Governmental Approvals.............................................
     2.23   Insurance..........................................................
     2.24   Employees..........................................................
     2.25   The Contribution Documents.........................................

3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...........................
     3.01   Organization and Standing of the Purchaser.........................
     3.02   Authority; Enforceability; No Conflict.............................

4.   CONDITIONS TO PURCHASER'S OBLIGATIONS FOR CLOSING.........................
     4.01   Representations and Warranties.....................................
     4.02   Officer's Certificate..............................................
     4.03   Officer's Certificate..............................................
     4.04   Consents, Licenses, Approvals, etc.................................
     4.05   Good Standing Certificates.........................................
     4.06   No Proceedings or Litigation.......................................
     4.07   Legal Opinion......................................................
     4.08   Closing the Contribution...........................................
     4.09   Certified Documents................................................
     4.10   Expenses...........................................................
     4.11   Key Man Life Insurance Policy......................................
     4.12   Compliance with this Agreement and Related Agreements..............

5.   AFFIRMATIVE COVENANTS OF THE COMPANY......................................
     5.01   Inspection Rights..................................................
     5.02   Meetings of Directors..............................................
     5.03   Bylaws; Meetings and Indemnification...............................
     5.04   Corporate Existence; Payment of Taxes..............................
     5.05   Properties, Business, Insurance....................................
     5.06   Expenses of Directors..............................................
     5.07   Compliance with Laws...............................................
     5.08   Keeping of Records and Books of Account............................
     5.09   Size of Board......................................................
     5.10   Selection of Independent Auditors..................................
     5.11   Reporting Requirements.............................................
     5.12   Employee Compensation and Dividend Policies........................
     5.13   Net Worth..........................................................

6.   NEGATIVE COVENANTS OF THE COMPANY.........................................
     6.01   Distributions......................................................
     6.02   Capital Stock......................................................
     6.03   Dealings with Affiliates...........................................
     6.04   Conduct of Business................................................
     6.05   Mergers............................................................
     6.06   Liquidation........................................................
     6.07   Acquisitions.......................................................
     6.08   Amendments.........................................................
     6.09   Other Agreements...................................................
     6.10   Debt...............................................................
     6.11   Stock Plans........................................................

7.   EVENTS OF NONCOMPLIANCE...................................................

8.   CONSEQUENCES OF EVENTS OF NONCOMPLIANCE...................................

9.   REGISTRATION RIGHTS.......................................................
     9.01   Incidental Registration............................................
     9.02   Registration Procedures............................................
     9.03   Indemnification....................................................

10.  RIGHT OF FIRST OFFER......................................................
     10.01  Right of First Offer...............................................
     10.02  Notice of Acceptance...............................................
     10.03  Conditions to Acceptances and Purchase.............................
     10.04  Further Sale.......................................................
     10.05  Exception..........................................................

11.  RIGHT OF REDEMPTION.......................................................
     11.01  Company Obligation to Repurchase.
            (a)  Repurchase Option.............................................
            (b)  Repurchase Option Price.......................................
            (c)  Valuation Date................................................
            (d)  Procedures....................................................

12.  DEFINITIONS AND ACCOUNTING TERMS..........................................
     12.01  Certain Defined Terms..............................................
     12.02  Accounting Terms...................................................

13.  INDEMNIFICATION...........................................................
     13.01  General Indemnity..................................................
     13.02  Indemnification Procedure..........................................

14.  MISCELLANEOUS.............................................................
     14.01   No Waiver; Cumulative Remedies....................................
     14.02   Amendments, Waivers and Consents..................................
     14.03   Addresses for Notices.............................................
     14.04   Costs, Expenses and Taxes.........................................
     14.05   Binding Effect; Assignment........................................
     14.06   Survival of Representations and Warranties........................
     14.07   Prior Agreements..................................................
     14.08   Severability......................................................
     14.09   Governing Law.....................................................
     14.10   Headings..........................................................
     14.11   Counterparts......................................................
     14.12   Further Assurances................................................
     14.13   Waiver............................................................
     14.14   Specific Enforcement..............................................
     14.15   Language and Currency.............................................



                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is entered into this 31st day of July, 1998 by and among MITSUCON TECNOLOGIA S/A, a stock corporation organized under the laws of Brazil (the "Company"), the shareholders of the Company listed on Schedule A attached hereto (the "Selling Shareholders"), MITSUCON COMERCIAL LTDA., a limited liability company organized under the laws of Brazil ("Comercial"), MITSUCON INFORMATICA LTDA., a limited liability company organized under the laws of Brazil ("Informatica" and, together with the Company and Comercial, the "Mitsucon Companies"), and INFORMATION MANAGEMENT ASSOCIATES, INC., a Connecticut corporation (the "Purchaser").

                              W I T N E S S E T H:

     WHEREAS, Comercial and Informatica desire to reorganize the business of Comercial and Informatica pursuant to a Contribution Agreement among Comercial, Informatica and the Company dated July 21, 1998 (the "Contribution Agreement") by contributing all of their respective assets, including, without limitation, all contracts, clients, personnel, trademarks, patents and goodwill and certain specified liabilities of Comercial and Informatica (the "Contribution") into the Company, which is a newly formed corporation organized in connection with the transactions contemplated by the Contribution Agreement, and which shall engage in the business formerly carried on by Comercial and Informatica (the "Business"); and

     WHEREAS, upon formation of the Company and completion of the Contribution, the Company and the Selling Shareholders desire to sell and the Purchaser desires to buy nineteen and 8/10ths percent (19.8%) of the outstanding capital stock in the Company (which percentage shall be calculated after giving effect to the transaction contemplated hereby); and

     WHEREAS, the purchase of the Company Shares (as hereinafter defined) will result in an infusion of capital into the Company, which infusion shall increase the value and security of the Purchaser's investment in the Company; and

     WHEREAS, the purchase of the Shareholder Shares (as hereinafter defined) will not result in an infusion of capital into the Company; and

     WHEREAS, in consideration of the greater value of the Company Shares, the purchase price of the Shareholder Shares have been discounted vis-a-vis the Company Shares.

     NOW THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.   PURCHASE, SALE AND TERMS OF SHARES

     1.01 The Company Shares. The Company has authorized the issuance and sale of 41,505 shares (the "Company Shares") of its authorized but unissued shares of Common Stock, par value $0.86 per share (the "Common Stock"), at the purchase price detailed in Schedule A.

     1.02 The Shareholder Shares. The Selling Shareholders each have authorized the sale to the Purchaser of the number of shares of Common Stock (the "Shareholder Shares") set forth opposite their names on Schedule A. The Company Shares and the Shareholder Shares are sometimes collectively referred to as the "Shares."

     1.03 Purchase Price and Closing. The Company and the Selling Shareholders agree to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase that number of the Shareholder Shares set forth opposite the Selling Shareholder's respective names in Schedule A and the number of Company Shares set forth in Schedule A. The aggregate purchase price of the Shares being acquired by the Purchaser is (a) One Million One Hundred Ten Thousand and No/100 Dollars ($1,110,000.00) for the Company Shares and (b) Five Hundred Thousand and No/100 Dollars ($500,000.00) for the Shareholder Shares. The closing of the purchase and sale of the Shares to be acquired by the Purchaser from the Company and the Selling Shareholders under this Agreement (the "Closing") shall take place at the offices of Tavares Guerreiro Advogados, Av. Paulista, 1912-13o andar CEP 01310-200 Sao Paulo, Brazil, at 11:00 a.m. on August 7, 1998, or at such later time and date as the Purchaser and the Company may agree (the "Closing Date"). At the Closing, the Company will deliver to the Purchaser a certificate for the number of Shares set forth in Section 1.01 and each Selling Shareholder will deliver to the Purchaser a certificate for the number Shares set forth opposite its name in Schedule A registered in the Purchaser's name (or its nominee), against a transfer of funds to the account of the Company and the Selling Shareholders by wire transfer, representing the net cash consideration set forth opposite the Company's and each such Selling Shareholder's name on Schedule A.

     1.04 Use of Proceeds. The Company shall use the cash proceeds from the issuance and sale of the Company Shares for general corporate purposes.

2.   REPRESENTATIONS AND WARRANTIES OF COMERCIAL, INFORMATICA,
     THE COMPANY AND EACH SELLING SHAREHOLDER

     Comercial, Informatica, the Company and each Selling Shareholder severally but not jointly, hereby represent and warrant to the Purchaser as of the Effective Time as follows:

     2.01 Organization, Standing and Power. Comercial and Informatica are limited liability companies and the Company is a corporation, each duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation. Each of the Mitsucon Companies has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and is duly qualified to do business in good standing in those foreign jurisdictions in which such qualification is required.

     2.02 Authority; Enforceability; No Conflict. Each of the Mitsucon Companies has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party, and to carry out its obligations hereunder and under each Related Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by each of the Mitsucon Companies have been duly and validly authorized by all requisite corporate proceedings on the part of each of the Mitsucon Companies. This Agreement and each Related Agreement to which it is a party when executed and delivered by each of the Mitsucon Companies is a valid and binding obligation of each of the Mitsucon Companies, enforceable against each of the Mitsucon Companies in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and each Related Agreement to which it is a party by the Mitsucon Companies does not, and the consummation by the Mitsucon Companies of the transactions contemplated hereby and thereby will not result in or constitute: (a) a default, breach or violation of or under the Certificate of Incorporation or the Bylaws of any of the Mitsucon Companies, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which any of the Mitsucon Companies is a party or by which any of their respective properties or assets are bound, (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which any of the Mitsucon Companies, or any of their respective properties or assets is bound,
(d) an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of any of the Mitsucon Companies under any agreement or commitment to which any of the Mitsucon Companies is a party or by which any of the Mitsucon Companies is bound or by which any of their respective properties or assets are bound, (e) the creation or imposition of any lien, charge or encumbrance on any property of any of the Mitsucon Companies under any agreement or commitment to which any of the Mitsucon Companies is a party or by which any of the Mitsucon Companies is bound or by which any of their respective properties or assets are bound, or (f) an event which would require any consent under any agreement to which any of the Mitsucon Companies is a party or by which any of the Mitsucon Companies is bound or by which any of their respective properties or assets are bound.

     2.03 Capitalization. Upon completion of the transaction contemplated hereby, the authorized capital stock of the Company shall consist of 531,014 of Common Stock, of which 531,014 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. Except as provided herein, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company.

     2.04 Status of Shares. The Shares to be issued to the Purchaser at the Closing have been duly authorized by all necessary corporate action on the part of the Company. When issued and paid for as provided in this Agreement, the Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Shares is not and will not be subject to preemptive or other similar contractual rights of any other stockholder of the Company. Each of the Selling Shareholders owns good and valid title to the Shares set forth opposite its name in Schedule A attached hereto, free and clear of any preemptive rights, restrictions, liens, charges and encumbrances ("Liens"). Upon delivery of the Shareholders Shares to Purchaser at the Effective Time, Purchaser will acquire good and valid title to the Shareholder Shares, free of all liens.

     2.05  Financial Statements.

           (a) As set forth on Schedule 2.05(a) hereto, the consolidated balance sheets of Comercial and Informatica as at December 31, 1995, 1996 and 1997, and the related consolidated income statements and statements of cash flows and changes in members' equity of Comercial and Informatica for the fiscal years then ended, and the interim consolidated balance sheet of Comercial and Informatica as of March 31, 1998 and the related consolidated income statements and statements of cash flow and changes in stockholders' equity for the three month period then ended, are complete and correct and fairly present the financial condition of Comercial and Informatica at such dates and the results of the operations of Comercial and Informatica for the periods covered by such statements, all in accordance with GAAP consistently applied.

           (b) As set forth on Schedule 2.05(b), the pro forma balance sheet of the Company as of the Closing Date (the "Pro Forma Balance Sheet"), is complete and correct and fairly presents the financial condition of the Company at the Effective Time in accordance with GAAP consistently applied based on good faith estimates and assumptions by management of the Company with respect to the period from April 1, 1998 until the Effective Time.

           (c) The projections (including, without limitation, the financial projections attached as Schedule 2.05(c)) and pro forma financial information furnished to the Purchaser are based on good faith estimates and assumptions by the management of the Company, it being recognized by the Purchaser, however, that projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from the projected results and that the differences may be material.

     2.06 Liabilities. Except as set forth on the Pro Forma Balance Sheet, the Company has not incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company (including the notes thereto) in conformity with GAAP.

     2.07 Indebtedness. Schedule 2.07 sets forth all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. The Company is not in default with respect to any Indebtedness.

     2.08 Title to Assets. The Company has good and marketable title to all of its real and personal property reflected on the Pro Forma Balance Sheet, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except those indicated on Schedule 2.08(a). The assets of the Company at the Effective Time will include all assets formerly held by Comercial or Informatica, except for the assets described on Schedule 2.08(b) (the "Excluded Assets"). The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. All inventory of the Company listed on the Pro Forma Balance Sheet is fit for the purpose for which it was procured or manufactured and is saleable by the Company in the ordinary course of its business. All accounts receivable of the Company reflected on the Pro Forma Balance Sheet have arisen from bona fide transactions in the ordinary course of business, are valid receivables subject to no setoffs, counterclaims or adjustments and are current and collectible.

     2.09 Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Mitsucon Companies, which questions the validity of this Agreement or any of the Related Agreements or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 2.09, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Mitsucon Companies, or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Mitsucon Companies.

     2.10 Compliance with Law. The business of the Mitsucon Companies has been and is presently being conducted so as to comply with all applicable foreign, domestic, federal, state, and local governmental laws, rules, regulations and ordinances. Each of the Mitsucon Companies has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it and all of which will be effectively transferred to the Company at or prior to the Effective Time.

     2.11 Taxes. Each of the Mitsucon Companies has accurately prepared and timely filed all foreign, domestic, federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Mitsucon Companies for all current taxes and other charges to which each of the Mitsucon Companies is subject and which are not currently due and payable. The Mitsucon Companies know of no additional assessments, adjustments or contingent tax liability pending or threatened against the Mitsucon Companies for any period, nor of any basis for any such assessment, adjustment or contingency.

     2.12  Employee Benefit Plans.

           (a) The Mitsucon Companies are subject to a collective bargaining agreement (the "Collective Bargaining Agreement") between the Sindicato das Empresas de Processamento de Dados e Servicos de Informatica do Estado de S. Paulo (Union of the Data Processing and Computer Service Companies in the State of S. Paulo) and the Sindicato dos Trabalhadores em Processamento de Dados e Empregados de Empresas de Processamento de Dados do Estado de S. Paulo (Union of Employees of Data Processing Companies in the State of S. Paulo) a copy of which is attached hereto as Schedule 2.12(a). There are no unfair labor practice charges or complaints against the Company or the Mitsucon Companies threatened or pending before any federal, state, local or foreign court or agency. There has been no other labor trouble or other occurrence, event or condition of a similar character, that is occurring or threatened or that has occurred or been threatened. There have been no violations by the Company or the Mitsucon Companies or claims thereof of any applicable state, federal or local employment laws.

          (ii) Except as listed in Schedule 2.12(b) (which Schedule shall include a brief description of Blue Life health insurance plan and Cheque Cardapio meal tickets), neither the Company nor the Mitsucon Companies sponsors, maintains or contributes to, and has not sponsored, maintained or contributed to, any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual that is in the nature of (a) an employee pension benefit plan, (b) an employee welfare benefit plan, (c) an arrangement that could be characterized as providing for additional compensation, compensation associated with a change of control, severance benefits, perquisites, or fringe benefits for employees, former employees, directors, their dependents and/or their beneficiaries or (d) a deferred compensation, incentive compensation, bonus plan, or other benefit or compensation arrangement for employees, former employees, directors, consultants or independent contractors, their dependents and/or their beneficiaries (collectively, "Employee Benefit Plans").

           (c) The Company and the Mitsucon Companies have made all contributions under all Employee Benefit Plans for services rendered through the date hereof and will, prior to Closing, have made all contributions under all Employee Benefit Plans for services rendered through the day prior to Closing.

           (d) Except as required under the Collective Bargaining Agreement and described on Schedule 2.12(d), no Employee Benefit Plan provides any health, life, disability or other welfare benefit coverage to employees of the Company or the Mitsucon Companies beyond termination of their employment with the Company or the Mitsucon Companies by reason of retirement or otherwise, other than coverage as may be required by law.

           (v) Sellers have caused, or will prior to Closing cause, the Company and the Mitsucon Companies to provide Purchaser a copy of all Employee Benefit Plans to the extent written.

          (vi) Each Employee Benefit Plan has been operated and administered in accordance with its provisions, applicable law and the Collective Bargaining Agreement.

         (vii) Other than routine claims for benefits under the Employee Benefit Plans in the ordinary course of business, there are no actions, suits or claims pending, or threatened against any Employee Benefit Plan or its assets and each of Sellers, the Company and the Mitsucon Companies has no knowledge of any facts that could give rise to any such actions, suits or claims.

        (viii) The transactions contemplated by this Agreement will not result in the accrual of any additional benefits, accelerate the vesting or require payment of any benefits under any Employee Benefit Plan, except as required by applicable law and Agreement.

     2.13 No Material Adverse Change. (a) Since December 31, 1997, there has been no material adverse change in the business, assets, operations, affairs, prospects or financial condition of the Mitsucon Companies; and (b) neither the business, financial condition, operation, prospects or affairs of the Mitsucon Companies nor any of their respective properties or assets have been adversely affected in any material respect as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against.

     2.14 Certain Fees. Except as set forth on Schedule 2.14, no broker's, finder's or financial advisory fees or commissions will be payable by the Mitsucon Companies with respect to the transactions contemplated by this Agreement and the Related Agreements. The Mitsucon Companies and the Selling Shareholders hereby jointly and severally covenant and agree to indemnify, defend and hold Buyer harmless from any claims for such fees, commissions or other compensation that may be claimed by any party disclosed on Schedule 2.14 or by any party that should have been disclosed on Schedule 2.14.

     2.15 Disclosure. Neither this Agreement or the Schedules hereto, any of the Related Agreements nor any other document, certificate or instrument furnished to the Purchaser by or on behalf of the Mitsucon Companies in connection with the transactions contemplated by this Agreement or any of the Related Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, either singly or taken as a whole, not misleading.

     2.16 Proprietary Rights. Schedule 2.16 contains a complete and accurate list of (a) all patented and registered Proprietary Rights owned by the Company,
(b) all pending patent applications and applications for registrations of other Proprietary Rights filed by the Company, (c) all unregistered trade names and corporate names owned or used by the Company and (d) all unregistered trademarks, service marks and copyrights and computer software owned or used by the Company. Schedule 2.16 also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to the Company with respect to any Proprietary Rights, together with a short description of such licenses. The Company owns or has the right to use pursuant to a valid and enforceable license all Proprietary Rights formerly held by Comercial and Informatica and necessary for the operation of the Business. Each of the Mitsucon Companies has taken all necessary actions to maintain and protect the Proprietary Rights which it owns or uses. Except as set forth on
Schedule 2.16, (i) there are no material claims against the Mitsucon Companies asserting the invalidity, misuse, unenforceability or ownership of any Proprietary Rights owned or used by the Mitsucon Companies, and to the best of the Company's knowledge, no such claims are threatened and there are no grounds for the same, (ii) none of the Mitsucon Companies has received a notice of nor is aware of any facts which in the Company's reasonable judgment indicate a reasonable likelihood of any conflict with the asserted Proprietary Rights of others within the last five years and (iii) the conduct of the Mitsucon Companies' business has not infringed or misappropriated and does not infringe or misappropriate any Proprietary Rights of other Persons, nor would any future conduct as presently proposed infringe any Proprietary Rights of other Persons and, to the best of the Company's knowledge, the Proprietary Rights owned by the Company are not currently being infringed or misappropriated by other Persons.

     2.17 Environmental and Safety Matters. Except as set forth on Schedule 2.17, the Company is in material compliance with the provisions of all foreign, domestic, federal, state and local laws relating to pollution, protection of the environment or occupational safety and health applicable to it or to real property owned or leased by it or to the use, operation or occupancy thereof. None of the Mitsucon Companies has any liability, absolute or contingent, under any foreign, domestic, federal, state or local law relating to pollution, protection of the environment or occupational safety and health.

     2.18 Books and Records. The records and documents of the Mitsucon Companies accurately and completely reflect in all material respects information relating to the business of the Mitsucon Companies, the location and collection of their respective assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Mitsucon Companies.

     2.19 Material Agreements. Schedule 2.19 sets forth (a) a list of all customer licenses, service agreements or other agreements with customers to which the Company is a party and (b) a list of all other material written or oral contracts, instruments, agreements, commitments, obligations, plans or arrangements to which the Company is a party. Each of the contracts and agreements listed on this Schedule 2.19 has been validly assigned to the Company by Comercial or Informatica, as the case may be, and any necessary consents from other parties with respect to such assignment have been obtained. The Mitsucon Companies and, to the best of the Companies' knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default under any lease, agreement or contract now in effect to which the Company is a party or by which it or its property may be bound. Except as set forth on Schedule 2.19, each of the contracts or agreements listed on Schedule
2.19 is in full force and effect with no default, anticipated or threatened default or failure of performance or observance of any obligations or conditions contained therein, and none of the foregoing parties nor the Company has provided any notice of default or of its intention to terminate these agreements.

     2.20 Transactions with Affiliates. Except as set forth on Schedule 2.20, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between the Mitsucon Companies or any of their respective customers or suppliers and any Affiliate.

     2.21 Securities Laws. The Company has complied and will comply with all applicable Brazilian securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Shares under the registration provisions of the applicable federal or state securities laws of the United States of America.

     2.22 Governmental Approvals. Except as set forth on Schedule 2.22 and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable Brazilian securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution and delivery by the Company of this Agreement, for the offer, issue, sale, execution or delivery of the Shares, or for the performance by the Company of its obligations under this Agreement and each Related Agreement to which it is a party.

     2.23 Insurance. The Company shall have obtained insurance policies as set forth on Schedule 2.23 covering its properties and business adequate and customary for the type and scope of the properties, assets and business, and similar to companies of comparable size and condition similarly situated in the same industry in which the Company operates, and such policies shall become effective as soon as possible after the Effective Time, but in no event more than thirty (30) days after the Effective Time.

     2.24 Employees. Except as set forth on Schedule 2.24, none of the Mitsucon Companies has any collective bargaining arrangements or agreements covering any of its employees. Except as set forth on Schedule 2.24, no officer, consultant or Key Employee of the Mitsucon Companies whose termination, either individually or in the aggregate, could have an adverse effect on the Mitsucon Companies has terminated or, to the best knowledge of the Company, has any present intention of terminating, his employment or engagement with any of the Mitsucon Companies.

     2.25 The Contribution Documents. The Purchaser has received a complete and correct copy of the Contribution Agreement and all documents related thereto (the "Contribution Documents"). Each of the Contribution Documents has been duly executed and delivered, is in full force and effect and is a legal, valid and binding obligation of each Person signatory thereto enforceable against such Person in accordance with its terms. Each of the representations and warranties in the Contribution Documents is true and correct in all material respects as of the effective date of the Contribution. The execution, delivery and performance of each of the Contribution Documents does not and will not violate any provision of, or require any filing under any law or any indenture, agreement, lease or instrument to which such Person is a party or by which it or its properties or assets may be bound or affected. All consents required to be obtained from other parties for the effective completion of the transactions contemplated by the Contribution Agreement have been obtained.

3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

     3.01 Organization and Standing of the Purchaser. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the state of Connecticut.

     3.02 Authority; Enforceability; No Conflict. The Purchaser has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this
Agreement and each Related Agreement to which it is a party by the Purchaser have been duly and validly authorized by all requisite corporate proceedings on the part of the Purchaser. This Agreement and each Related Agreement to which it is a party when executed and delivered the Purchaser is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and each Related Agreement to which it is a party by the Purchaser does not, and consummation by the Purchaser of the transactions contemplated hereby will not, result in or constitute (a) a default, breach or violation of or under the organizational documents of the Purchaser, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby, or (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

4.   CONDITIONS TO PURCHASER'S OBLIGATIONS FOR CLOSING

     The obligation of the Purchaser to purchase and pay for the Shares to be purchased by it at the Closing is subject to the following conditions:

     4.01 Representations and Warranties. The representations and warranties set forth in Section 2 hereof shall be true, accurate and correct at the Closing Date with the same effect as though made at and as of such time.

     4.02 Officer's Certificate. The Purchaser shall have received a certificate of the President of each of the Mitsucon Companies, dated the Closing Date, (a) attesting to all stockholder and corporate action taken by such entity including the resolutions of the Board of Directors authorizing (i) the approval and adoption of the Contribution; (ii) the Certificate of Incorporation, (iii) the execution, delivery and performance of this Agreement and each Related Agreement to which it is a party, (iv) the issuance of the Shares, (v) the Bylaws and (vi) the execution, delivery and performance of all other agreements or matters contemplated hereby or executed in connection herewith and (b) certifying the names and true signatures of the officers authorized to sign this Agreement and the Related Agreements to which it is a party.

     4.03 Officer's Certificate. The Purchaser shall have received a certificate of the President of each of the Mitsucon Companies, dated the Closing Date, which shall certify that the representations and warranties contained in Section 2 hereof are true and correct as of the Closing Date and that all conditions required to be performed prior to or at the Closing have been performed as of the Closing Date.

     4.04 Consents, Licenses, Approvals, etc. The Purchaser shall have received certified true copies of all consents, licenses and approvals required or advisable in connection with the execution, delivery, performance, validity and enforceability of this Agreement, and each Related Agreement.

     4.05  Good  Standing Certificates.  The  Purchaser  shall  have  received a certificate of the appropriate public official in the jurisdiction of incorporation of each of the Mitsucon Companies as to the due incorporation and good standing of each such entity together with certified copies of all charter documents of the Mitsucon Companies and shall have received certificates of appropriate public officials of each other jurisdiction in which each of the Mitsucon Companies is required to qualify to do business as a foreign corporation as to the due qualification and good standing of each of the Mitsucon Companies.

     4.06 No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced and no investigation by any governmental authority shall have been threatened against any of the Mitsucon Companies or any of the officers or directors of any of the Mitsucon Companies seeking to restrain, prevent or change the transactions contemplated by this Agreement, and each Related Agreement, or seeking damages in connection with such transactions.

     4.07 Legal Opinion. The Purchaser shall have received a legal opinion from Jorge Saeki & Advogados Associados, outside counsel to the Mitsucon Companies and the Seller Shareholders, dated the Closing Date and substantially in the form of Exhibit A and as to such other matters as the Purchaser may reasonably request.

     4.08 Closing the Contribution. The Purchaser shall have received evidence satisfactory to it that prior to or simultaneously with the consummation of the transactions contemplated by this Agreement, the parties to the Contribution Documents shall have consummated the transactions contemplated thereby.

     4.09 Certified Documents. The Purchaser shall have received complete and correct copies of the Contribution Documents (including all schedules, exhibits, annexes and amendments thereto), satisfactory in form and substance to the Purchaser.

     4.10  Expenses.  All fees and disbursements required to be paid pursuant to
Section 14.04 hereof shall have been paid in full.

     4.11 Key Man Life Insurance Policy. The Company shall be the sole primary beneficiary of a "Key Man" life insurance policy on the life of Ernesto Sunago in the amount of not less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), such policy to remain in full force and effect so long as this Agreement is effective.

     4.12 Compliance with this Agreement and Related Agreements. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement or any Related Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

     4.13 Payment of Outstanding Trade Payables Aged Over 120 Days. The Company shall pay any and all outstanding trade payables of any of the Mitsucon Companies which accrued on or before April 1, 1998 at or prior to the Closing.

5.   AFFIRMATIVE COVENANTS OF THE COMPANY

     The Company covenants and agrees that on and after the Closing Date it will:

     5.01 Inspection Rights. Permit during normal business hours, upon reasonable request and reasonable notice, the Purchaser and its employees, agents and representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, Key Employees, attorneys or independent accountants.

     5.02 Meetings of Directors. Hold meetings of the Board of Directors not less than on a quarterly basis. If the director appointed by the Purchaser is able to attend a meeting of the Board of Directors, such director or the Purchaser shall have the right to designate a non-voting representative to observe such meeting and such representative shall be given access to the same information as each director in attendance at such meeting.

     5.03 Bylaws; Meetings and Indemnification. Cause its Bylaws to provide that
(a) the director appointed by the Purchaser shall have the right to call a meeting of the Board of Directors, and (b) at least 5 days prior notice shall be given to each director prior to a special meeting of the Board of Directors. The Company shall at all times maintain provisions in the Certificate of Incorporation or the Bylaws indemnifying all officers and directors against liability to the maximum extent permitted under the laws of the jurisdiction in which it is incorporated.

     5.04 Corporate Existence; Payment of Taxes. Maintain, and cause its Subsidiaries, to maintain their respective corporate existence, Proprietary Rights, other rights and franchises in full force and effect to the extent appropriate in accordance with good business practice. The Company will pay and will cause its Subsidiaries to pay, all taxes due on a timely basis.

     5.05 Properties, Business, Insurance. Maintain, and cause its Subsidiaries, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies of a similar size and financial condition similarly situated within the same industry. The insurance required by this Section 5.05 must be obtained prior to the Effective Time, and must be in effect as of the thirtieth (30th) day after the Effective Time, and certificates therefore shall have been provided to the Purchaser. Such policies shall provide that they will not be cancelled for any reason except with thirty (30) days' advanced written notice to the Purchaser.

     5.06 Expenses of Directors. Promptly reimburse each director appointed by the Purchaser for all of their reasonable travel, lodging and meal expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

     5.07 Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders.

     5.08 Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

     5.09 Size of Board. Fix and maintain the number of directors on the Board of Directors at no more than five members, which members shall in any event include one director appointed by the Purchaser.

     5.10 Selection of Independent Auditors. Select Arthur Andersen LLP as its independent auditors for fiscal year 1998 and such independent auditors as the Purchaser shall approve in subsequent years. In the event the cost of Arthur Andersen LLP for the fiscal year 1998 is greater than substantially similar services offered by another internationally recognized, first class independent auditing firm (known as the "Big Six"), the Company shall notify the Purchaser, and the Purchaser shall have the option to (a) require the Company to use such other auditing firm or (b) require the Company to use Arthur Andersen LLP. In the event the Purchaser shall require the use of Arthur Andersen LLP, the Purchaser shall bear the difference between the cost of Arthur Andersen LLP and the cost of such other independent auditor.

     5.11  Reporting Requirements. Furnish the following to the Purchaser:

           (a) Quarterly Reports: as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such period and consolidated and consolidating statements of income and statements of cash flows and changes in stockholders' equity of the Company and its Subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan and an analysis of the variances from the budget or plan, prepared in accordance with GAAP consistently applied;

           (b) Annual Reports: as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and the Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and statements of cash flows and changes in stockholders' equity of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and an independent public accountant of recognized national standing approved by the Board of Directors; and

           (c) Reports and Other Information: within 10 days after receipt, publication, commencement or occurrence, copies of all such information as the Company or any Subsidiary shall make available to any of its stockholders and such other information as the Purchaser shall reasonably request.

     5.12 Employee Compensation and Dividend Policies. The Company shall establish and adopt employee compensation and dividend policies satisfactory to the Purchaser. Any changes in such employee compensation and dividend policies shall be subject to the approval of Purchaser prior to implementation.

     5.13 Net Worth. Upon and after payment for the Company Shares as provided in Section 1.03, maintain the tangible net worth of the Company in an amount equal to or greater than Seven Hundred Fifty and No/100 Dollars ($750,000.00).

6.   NEGATIVE COVENANTS OF THE COMPANY

     Except with the approval of the Company's Board of Directors and the approval of the director appointed by the Purchaser in accordance with Section 5.09, the Company covenants and agrees that on and after the Closing Date it will not:

     6.01 Distributions. Make, or permit any Subsidiary to make, any payments to officers, directors, shareholders, employees or affiliates, including dividends, loans or advances, except for salaries, bonuses or dividends which are in compliance with the Company's compensation and dividend policies.

     6.02 Capital Stock. Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities of the Company containing equity features (including any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features), or (b) any equity security of the Company unless the Company shall have complied with the provisions of Section 10 hereof.

     6.03 Dealings with Affiliates. Enter into, or permit any Subsidiary to enter into, any transaction, including, without limitation, any loan or extension of credit, release of guarantee, management contract or royalty agreement, deferred or contingent compensation agreement, consulting or other agreement with any Affiliate; provided that any Affiliate who is an individual may serve as a director, officer or employee of the Company or any Subsidiary and, subject to compliance with Section 6.04, receive reasonable compensation for his or her services in such capacity.

     6.04 Conduct of Business. Engage, or permit any Subsidiary to engage, in any business other than the business engaged in or proposed to be engaged in by the Company or any Subsidiary on the date hereof and any businesses or activities substantially similar or related thereto.

     6.05 Mergers. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) more than 25% of its assets (whether now owned or hereafter acquired) to, any Person, or acquire more than 25% of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so, except that any Wholly-Owned Subsidiary may merge into or consolidate with or transfer substantially all of its assets to the Company or any other Wholly-Owned Subsidiary.

     6.06 Liquidation. Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction, or permit any Subsidiary to liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction.

     6.07 Acquisitions. Make, or permit any Subsidiary to make, any Acquisition without the prior written consent of the Purchaser, which consent shall not be conditioned or withheld unreasonably.

     6.08 Amendments. Amend or waive any provision of the Certificate of Incorporation or the Bylaws in any way without the prior written consent of the Purchaser, which consent shall be in the sole and absolute discretion of the Purchaser.

     6.09 Other Agreements. Enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement or any other Related Agreement.

     6.10 Debt. Incur aggregate Indebtedness in an amount greater than the tangible net worth of the Company.

     6.11 Stock Plans. Adopt, or amend or waive any provision of, any qualified or non-qualified stock option plan or agreement, employee stock ownership plan, stock plan or any restricted stock grant, or permit any holder of any option to pay the exercise price thereof in any form of consideration other than cash or cashier's check.

7.   EVENTS OF NONCOMPLIANCE

     Any of the following events shall be an "Event of Noncompliance":

           (a) any representation or warranty made or deemed made by the Company or any Selling Shareholder herein or in any other Related Agreement or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection herewith or any Related Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

           (b) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5 or Section 6, or in the Certificate of Incorporation; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 7) herein or in any other Related Agreement, and such failure shall continue for 30 consecutive days after the Company shall have received notice thereof.

           (c) a Payment Default (as defined in Article 11 of this Agreement) shall have occurred.

8.   CONSEQUENCES OF EVENTS OF NONCOMPLIANCE

           (a) If any Event of Noncompliance has occurred and shall not have been cured within thirty (30) days, the Board of Directors shall, at the request of the Purchaser, be removed and the Purchaser will have the special right to fill such directorships, to fill any vacancy of such directorships and to remove any individual elected to such directorships. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder. After the expiration of such Event of Noncompliance (provided that the special right to elect directors has terminated), as the case may be, such newly elected directors shall resign and the original directors shall be reappointed so that the Board of Directors shall be constituted as it was immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

           (b) If any Event of Noncompliance exists, the Purchaser shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

9.   REGISTRATION RIGHTS

     The Purchaser shall have the right to register their Registrable Securities in accordance with the following provisions:

     9.01  Incidental Registration.

           (a) If the Company at any time proposes to register any of its equity securities under the Securities Act or other applicable law governing the issuance and sale of securities in a manner which would permit Registration of Registrable Securities for sale to the public under the Securities Act, it shall each such time, subject to the provisions of Section 9.01(b), give prompt written notice to the Purchaser of its intention to do so and of the Purchaser's rights under this Section 9.01, at least 30 days prior to the anticipated filing date of the Registration Statement relating to such Registration. Such notice shall offer the Purchaser the opportunity to include in such Registration Statement such number of Registrable Securities as each such holder may request. Upon the written request of Purchaser made within 20 days after the receipt of the Company's notice (which request shall specify the number of Registrable Securities intended to be disposed of by Purchaser and the intended method of disposition thereof), the Company will use its best efforts to effect the Registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Purchaser; provided, that (x) if such Registration involves an underwritten offering, Purchaser must sell its Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company; and (y) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 9.01(a) and prior to the Effective Date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to the Purchaser and shall thereupon be relieved of its obligation to register any Registrable Securities in connection with such Registration. If a Registration pursuant to this Section 9.01(a) involves an underwritten public offering, the Purchaser may elect, in writing prior to the Effective Date of the Registration Statement filed in connection with such Registration, not to register such Registrable Securities in connection with such Registration. The Company shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this
Section 9.01. However, the Purchaser shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the Purchaser's Registrable Securities pursuant to a Registration Statement effected pursuant to this Section 9.01.

           (b) Priority in Incidental Registrations. If a Registration pursuant to this Section 9.01 involves an underwritten offering and the managing underwriter advises the Company that, in its good faith view, the number of equity securities (including all Registrable Securities) which the Company, the Purchaser and any other persons intend to include in such Registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold, the Company will include in such Registration (i) first, securities that the Company proposes to issue and sell for its own account, (ii) second, Registrable Securities proposed to be registered by the Purchaser, and
(iii) third, all other securities proposed to be registered by the holders thereof, pro rata based on the number of securities proposed to be registered by each such Person.

     9.02 Registration Procedures. In connection with any offering of Registrable Securities registered pursuant to this Section 9, the Company shall
(a) take all reasonable actions necessary to prepare and file with the Commission within 90 days after receipt of a request for Registration, a Registration Statement and use its best efforts to cause such Registration Statement to become and remain Effective as soon as reasonably possible, provided that before filing with the Commission a Registration Statement or disclosure document constituting part of a Registration Statement or any amendments or supplements thereto, the Company will furnish to one counsel selected by the Purchaser copies of all such documents proposed to be filed for said counsel's review and comment;

           (b) take such other actions as are reasonably necessary to permit the Purchaser to sell of its Registrable Securities under the Registration Statement;

           (c) use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange and on each securities exchange on which similar securities issued by the Company may then be listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the Effective Date of such Registration Statement; and

           (d) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Purchaser reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities, including customary representations, warranties, indemnities and agreements.

     9.03  Indemnification.

           (a) Indemnification by the Company. In the event of any Registration of any securities of the Company under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless, to the full extent permitted by law, the holders of any Registrable Securities covered by such Registration Statement, their respective directors and officers, general partners, limited partners and managing directors, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls, is controlled by or is under common control with any such holder or any such underwriter within the meaning of the Securities Act (and directors, officers, controlling persons, partners and managing directors of any of the foregoing), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company's consent, which consent will not be unreasonably withheld) to which such holder, any such director or officer or general or limited partner or managing director or any such underwriter or controlling person may become subject under the Securities Act, other applicable securities laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the Effective Date thereof, in any Registration Statement under which such securities were registered under the Securities Act, any preliminary, final or summary disclosure document contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of any the Securities Act or other law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such Registration. The Company shall reimburse each such holder and each such director, officer, general partner, limited partner, managing director or underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding.

           (b) Notices of Claims, etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding  with  respect  to  which a  claim  for  indemnification  may be made pursuant to this Section 9.03, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the indemnifying party of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice.

10.  RIGHT OF FIRST OFFER

     10.01 Right of First Offer. Before the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (a) shares of Common Stock, (b) any other equity security of the Company, including without limitation, shares of preferred stock, (c) any convertible debt security of the Company including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (d) any security of the Company that is a combination of debt and equity, or (e) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, the Company shall, in each case, first offer to sell such securities (the "Offered Securities") to the Purchaser as follows: the Company shall offer to sell to the Purchaser the Offered Securities, at a price and on such other terms as applicable to such issuance, sale or exchange of Offered Securities. Such terms and price shall be specified by the Company in writing delivered to the Purchaser (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of 30 days from receipt of the Offer. The Purchaser may exercise its rights to purchase all or part of the Offered Securities in its discretion.

     10.02 Notice of Acceptance. Notice of the Purchaser's intention to accept, in whole or in part, any Offer made pursuant to Section 10.01 shall be evidenced by a writing signed by the Purchaser and delivered to the Company prior to the end of the 30-day period of such offer, setting forth such of the Offered Securities as the Purchaser elects to purchase (the "Notice of Acceptance").

     10.03 Conditions to Acceptances and Purchase.

           (a) Permitted Sales of Refused Securities. In the event that a Notice of Acceptance is not given by the Purchaser in respect of all the Offered Securities, the Company shall have 90 days from the expiration of the 30-day period set forth in Section 10.01 to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchaser (the "Refused Securities") to any Person or Persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

           (b) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Offered Securities (any such sale to be in the manner and on the terms specified in Section 10.03(a) above), then the Purchaser shall have the right, but not the obligation, to reduce the number of shares or other units of the Offered Securities specified in its Notice of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Purchaser elected to purchase pursuant to Section
10.02 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Purchaser in accordance with Section 10.01.

           (c) Closing. Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Purchaser shall purchase from the Company, and the Company shall sell to the Purchaser, the number of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 10.03(b) if the Purchaser have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchaser of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchaser and its counsel.

     10.04 Further Sale. In each case, any Offered Securities not purchased by the Purchaser or other Person or Persons in accordance with Section 10.03 may not be sold or otherwise issued until they are again offered to the Purchaser under the procedures specified in Sections 10.01, 10.02 and 10.03.

     10.05 Exception. The rights of the Purchaser under this Section 10 shall not apply to Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock.

11.  RIGHT OF REDEMPTION

     11.01 Company Obligation to Repurchase.

           (a)  Repurchase Option.   The Purchaser  may require  the Company  to
repurchase (the "Repurchase Option") all or any part of the Shares at any moment after the fifty-fourth (54th) month after the Effective Time.

           (b) Repurchase Option Price. Upon an election by the Purchaser pursuant to Section 11.01(a), the Company shall repurchase the Shares at a price equal to the value of the Shares (such price being the "Repurchase Price"). The value of such Common Stock shall be determined by an Independent Financial Expert (to be selected as provided below in section 11.01(d), using one or more valuation methods that the Independent Financial Expert in its professional judgment determines to be most appropriate but without giving effect to the discount for any lack of liquidity of the Common Stock or to the fact that the Company may have no class of equity securities that is publicly traded. The Independent Financial Expert shall deliver, promptly upon completion, to the Purchaser and the Company a Value Report stating the method of valuation considered or used and the value of said Common Stock as of the Valuation Date and containing a statement as to the nature and scope of the examination or investigation upon which the determination of value was made.

           (c) Valuation Date. The "Valuation Date" with respect to any Repurchase Option shall mean the date five Business Days prior to the date of the Purchaser's written notice to the Company of the election to exercise the Repurchase Option stated in this Section 11.

           (d)  Procedures.

                (i) To elect a Repurchase Option pursuant to Section 11.01(a), Purchaser shall give written notice of such election (the "Repurchase Notice") to the Company. The Repurchase Notice shall include the numbers of Shares that the Company shall be required at that time to repurchase.

               (ii) Within five Business Days of its receipt of the Repurchase Notice, the Company shall give written notice to Purchaser of the Company's choice of an Independent Financial Expert to prepare the Value Report. Within five Business Days after the date of the notice, Purchaser shall notify the Company in writing (the "Purchaser's IFE Notice") of its approval or disapproval of the Company's initial choice of Independent Financial Expert and, in the event of disapproval, the Purchaser shall propose an alternative firm as Independent Financial Expert. Within two Business Days after its receipt of the Purchaser's IFE Notice, the Company shall notify the Purchaser of its approval or disapproval of Purchaser's selection. If the Company does not accept the Independent Financial Expert chosen by the Purchaser, then the two Independent Financial Experts previously selected pursuant to this Section shall promptly be requested by the Company and the Purchaser to jointly select a firm to act as Independent Financial Expert to prepare the Value Report. Their joint selection, which shall be made within five Business Days, shall be final and binding upon both the Company and the Purchaser.

              (iii) The Company shall consult and cooperate with the selected Independent Financial Expert to facilitate the final delivery of its Value Report no later than sixty calendar days after the date of the Repurchase Notice. The Value Report shall be final and binding upon both the Company and the Purchaser.

               (iv) The Company shall pay without notice the Repurchase Price in twelve (12) equal successive monthly installments in immediately available funds to the Purchaser beginning on the first day of the month following six months after the delivery of the Value Report, and on the first day of each and every month thereafter until the Repurchase Price is paid in full.

           (e) Payment Default. Notwithstanding anything in this Agreement to the contrary, in the event any payment required pursuant to this Article 11 is not made within five (5) days of its due date (a "Payment Default"), the entire unpaid Repurchase Price shall be immediately due and payable and interest shall accrue on such unpaid amount at the lesser of (i) one percent (1%) per month or
(ii) the maximum interest rate permitted by law from the first day of the month in which the Payment Default occurred until such amount is paid in full. In the event of a Payment Default, the Mitsucon Companies and each Selling Shareholder, jointly and severally, shall be liable for (i) the entire unpaid amount of the Repurchase Price together with accrued interest thereon and (ii) the cost of collection of the unpaid portion of the Repurchase Price, including, without limitation, attorney fees.

12.  DEFINITIONS AND ACCOUNTING TERMS

     12.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" shall mean any employee, consultant, officer or director of the Company or any Subsidiary or holder of five percent (5%) or more of any class of capital stock of the Company or any Subsidiary, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or 5% stockholders or members of their immediate families.

     "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time, which Board of Directors' authority shall include, without limitation, the authority to appoint officers of the Company and direct compliance with the affirmative and negative covenants contained in Articles 5 and 6 hereof.

     "Bylaws" shall mean the Bylaws of the Company, including all amendments, modifications or supplements thereto.

     "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, including all amendments, modifications or supplements thereto.

     "Closing" shall have the meaning assigned to such term in Section 1.03.

     "Closing  Date"  shall have the  meaning  assigned  to such term in Section
1.03.

     "Commission"  shall  mean  the  applicable   governmental   authority  then
administering the Securities Act, or any other similar governing body having jurisdiction over the Company.

     "Common Stock" shall mean (a) the Company's Common Stock, par value $0.86 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Certificate of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "Company" shall have the meaning assigned to such term in the introductory sentence hereof.

     "Contribution" shall have the meaning set forth in the preamble to this Agreement

     "Contribution Documents" shall mean (a) the Contribution Agreement among the Commercial, Information and the Company, and (b) the other agreements and instruments to be executed pursuant to the terms of such Contribution Documents.

     "Effective" shall mean that all requirements under the Securities Act with respect to a Registration Statement have been satisfied and that the Commission has officially approved the public distribution or circulation of the Registration Statement in connection with a public offering of Registrable Securities.

     "Effective Date" shall mean the date on which a Registration Statement is declared to be Effective.

     "Effective Time" shall mean the time on the Closing Date immediately after the Stock Purchase shall have become effective.

     "Event of  Noncompliance"  shall have the meaning  assigned to such term in
Article 7.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in
Section 2.06 (except for changes concurred in by the independent public accountants to the Company and the Subsidiaries).

     "Indebtedness" shall mean (a) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business); (b) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and
(c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

     "indemnified  party"  shall  have the  meaning  given  such term in Section
13.02.

     "Key Employee" shall mean and includes the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, any executive officer of the Company or any Subsidiary with policy-making functions including, without limitation, the head of each Subsidiary, or any other individual so designated by the Board of Directors.

     "Material Adverse Effect" means any material adverse effect on (a) the business, profits, properties, condition or prospects of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Agreement or any Related Agreement and (c) the binding nature, validity or enforceability of this Agreement or any Related Agreement, which, in each case, arises from, or reasonably could be expected to arise from, any action or omission of action on the part of the Company or any Subsidiary or the occurrence of any event or the existence of any fact or condition in respect of the Company or any Subsidiary or any of their respective properties.

     "Person" shall mean an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Pro Forma Balance  Sheet" shall have the meaning  assigned to such term in
Section 2.06(b).

     "Proprietary Rights" means all of the following along with all income, royalties, damages and payments thereon (including damages and payments for past or future infringements or misappropriations thereof), the rights to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with the goodwill associated therewith; (iii) copyrights and copyrightable works and registrations, renewals and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software (including all databases, data and documentation); (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vii) other intellectual property rights; and (viii) copies and tangible embodiments thereof (in whatever form or medium).

     "Purchaser" shall have the meaning assigned to such term in Section 1.01.

     "Refused  Securities"  shall  have the  meaning  assigned  to that  term in
Section 10.03(a).

     "Registrable Securities" shall mean the shares of capital stock of the Company acquired by the Purchaser pursuant to this Agreement or any shares of capital stock of the Company acquired after the date hereof by the Purchaser, including shares of Common Stock issuable on the conversion of other securities or the exercise of options acquired by the Purchaser pursuant to this Agreement or otherwise; provided, however, that such securities shall cease to be Registrable Securities if and when (x) a Registration Statement with respect to the disposition of such securities shall have become Effective under the Securities Act and such securities shall have been disposed of pursuant to such Effective Registration Statement, (y) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for such securities not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company, and subsequent disposition of such securities shall not require Registration or qualification of such securities under the Securities Act, or (z) such securities shall have ceased to be outstanding.

     "Registration" shall mean the satisfaction by the Company of all applicable requirements under the Securities Act as evidenced by the official approval of the Commission in connection with a public offering by the Company of Registrable Securities.

     "Registration  Expenses" shall mean all expenses  incident to the Company's performance of or compliance with its obligations under Section 9 of this Agreement, including, without limitation, all Commission and stock exchange registration and filing fees and expenses, printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered in a public offering on each securities exchange or national market system on which such securities are to be so listed and, following such initial public offering, the fees and expenses incurred in connection with the listing of such securities to be registered on each securities exchange or national market system on which such securities are listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and "cold comfort" letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities, the reasonable fees of one counsel retained in connection with each such Registration by the holders of majority of the Registrable Securities being registered, the reasonable fees and expenses of any special experts retained by the Company in connection with such Registration, and fees and expenses of other persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities).

     "Registration Statement" shall mean any disclosure document that the Company is required to file under the Securities Act in connection with a public offering of Registrable Securities.

     "Related Agreements" shall mean any agreement made in conjunction with the transaction contemplated by this Agreement, including, without limitation, the Contribution Agreement.

     "Securities Act" shall mean the applicable act, rule or regulation requiring Registration with any federal agency in connection with a public offering of Registrable Securities.

     "Shares" shall have the meaning assigned to such term in Section 1.02.

     "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries. "Wholly-Owned Subsidiary" shall mean any such corporation or entity of which all of such securities or other ownership interests are so owned directly or indirectly by the Company or any of its other Wholly-Owned Subsidiaries.

     12.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial data submitted pursuant to this Agreement, unless otherwise specified, shall be prepared in accordance with GAAP.

13.  INDEMNIFICATION

     13.01 General Indemnity. The Company agrees to indemnify and save harmless the Purchaser (and their respective directors, officers, affiliates, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Purchaser as a result of any inaccuracy in or br the representations, warranties or covenants made by the Company herein or in any of the Related Agreements. Each Purchaser severally but not jointly agrees to indemnify and save harmless the Company and its directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by any of the Company as a result of any inaccuracy in or br the representations, warranties or covenants made by the Purchaser herein.

     13.02 Indemnification Procedure. Any party entitled to indemnification under this Section 13 (an "indemnified party") will give written notice to the indemnifying party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 13 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 13 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, a release from all liability in respect of such claim. The indemnification required by this Section 13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

14.  MISCELLANEOUS

     14.01 No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     14.02 Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement or any Related Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company and Purchaser agree in writing. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     14.03 Addresses for Notices. Any notice, demand, request, waiver or other communication under this Agreement or any Related Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

     To any of the Mitsucon
     Companies or the Selling
     Shareholders:                  c/o Mitsucon Commercial Ltda.
                                    Rua Manoel da Nobrega, 1280 - terreo
                                    CEP 04001-004
                                    Sao Paulo, Brazil
                                    Attention:  President

     To the Purchaser:              Information Management Associates, Inc.
                                    One Corporate Drive
                                    Shelton, Connecticut 06484
                                    USA
                                    Attention: General Counsel

     14.04 Costs, Expenses and Taxes. Each of the Company, the Selling Shareholders and Purchaser shall pay its own expenses in connection with the transactions contemplated by this Agreement, provided, that, the Company shall pay any and all stamp, or other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     14.05 Binding Effect; Assignment. This Agreement and each Related Agreement to which it is a party shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

     14.06 Survival of Representations and Warranties. All representations and warranties made in this Agreement, each Related Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

     14.07 Prior Agreements. This Agreement, each Related Agreement, and the other agreements executed and delivered herewith constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

     14.08 Severability.    The  provisions  of  this  Agreement,  each  Related
Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement, any Related Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, any Related Agreement; but this Agreement, each Related Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

     14.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, IN THE UNITED STATES OF AMERICA, AND WITHOUT GIVING EFFECT TO CHOICE OF LAW PROVISIONS. Any claim or dispute that arises out of this Agreement, enforcement of this Agreement, construction of this Agreement (including issues of arbitrability), or any subject of this Agreement (any such claim or dispute being hereinafter called a "Dispute") shall be resolved by binding arbitration in accordance with the Commercial Arbitration Convention Rules of the Inter-American Commercial Arbitration Convention ("IACAC") and shall occur at Sao Paulo, Brazil, before one neutral arbitrator who shall be a lawyer with at least fifteen years experience in commercial law and who shall be fluent in English. The arbitration shall be conducted in the English language only. Each party to the arbitration shall make all documents relevant to the Dispute available to the other party for review and copying no later than 30 days after the demand for arbitration is served. The arbitrator may grant injunctive relief, but may not award punitive damages. The award shall be enforceable under IACAC rules and New York law, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Notwithstanding the above, a party may bring court proceedings against any other party to obtain preliminary injunctive relief pending completion of the arbitration, or as part of litigation commenced by a third party.

     14.10 Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     14.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     14.12 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and each Related Agreement.

     14.13 Waiver.  At any time prior to any Closing Date,  any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

     14.14 Specific Enforcement. The Purchaser and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement and each Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, each Related Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     14.15 Language and Currency. The official version of this Agreement is in the English language, and shall govern over any non-English translations. Unless otherwise stated herein, all references to dollar ($) amounts refer to United States Dollars.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                  MITSUCON TECNOLOGIA S/A


                                  By: /s/
                                     -----------------------------
                                     Name: Ernesto Hiroshi Sunago
                                     Title:


                                  MITSUCON COMERCIAL LTDA.


                                  By: /s/
                                     -----------------------------
                                     Name: Ernesto Hiroshi Sunago
                                     Title:


                                  MITSUCON INFORMATICA LTDA.


                                  By: /s/
                                     -----------------------------
                                     Name: Ernesto Hiroshi Sunago
                                     Title:


                                  Purchaser:

                                  INFORMATION MANAGEMENT
                                  ASSOCIATES, INC.


                                  By:/s/
                                     -----------------------------
                                     Name: Gary R. Martino
                                     Title: Chairman of the Board and
					    Chief Financial Officer


                                  SELLING SHAREHOLDERS:

				  /s/
                                  --------------------------------
                                  Ernesto Hiroshi Sunago

				  /s/
                                  --------------------------------
                                  Mario Minoru Nogushi

				  /s/
                                  --------------------------------
                                  Cristina Antakly Adib


                                  MITSUCON COMERCIAL LTDA.


                                  By: /s/
                                     -----------------------------
                                     Name: Ernesto Hiroshi Sunago
                                     Title:


                                  MITSUCON INFORMATICA LTDA.


                                  By: /s/
                                     -----------------------------
                                     Name: Ernesto Hiroshi Sunago
                                     Title:



                                   SCHEDULE A
                            STOCK PURCHASE AGREEMENT

                              a) Shareholder Shares

                         Name                      Shares       Purchase Price
                         ----                      ------       --------------
  1              Ernesto Hiroshi Sunago            11,749          $366,344
  2              Mario Minoru Nogushi               1,468          $ 45,758
  3              Cristina Antakly Adib              1,468          $ 45,758
  4              Mitsucon Informatica              24,476          $ 21,070
  5              Mitsucon Comercial                24,476          $ 21,070
-----                                              ------          --------
Total                                              63,637          $500,000

                                b) Company Shares

     Shares           Issuance Price          Premium              Total
     ------           --------------          -------              -----
     41,505              $35,728             $1,074,272          $1,110,000